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                                                                   Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statements of Boston Properties, Inc. on Forms S-3 (File Numbers 333-60219, 333-61799, 333-68379, 333-69375 and 333-70765) and on Forms S-8 (File Numbers 333-52845 and
333-70321) of our report dated January 24, 1999, except for Note 16, for which the date is February 10, 1999, on our audits of the consolidated financial statements of Boston Properties, Inc. as of December 31, 1998 and 1997, and for the year ended December 31, 1998 and the period from June 23, 1997 to December 31, 1997 and our audits of the combined financial statements of the Boston Properties Predecessor Group for the period from January 1, 1997 to June 22, 1997 and for the year ended December 31, 1996, which is included in the Annual Report on Form 10-K filed on March 31, 1999 and on Form 10-K/A filed on April 5, 1999.



April 5, 1999